U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2008

GROWERS DIRECT COFFEE COMPANY, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

2813 7TH Street, Berkeley, California	79110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 204 9424

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE REPORTED ON THIS FORM 8K:

Section 5 – Corporate Governance and Management

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 15, 2008, the Board of Directors appointed Mick Rynning as the President and Chief Executive Officer.  Growers Direct Coffee Company, Inc. (“Company”) has entered into a definitive management agreement (the “Agreement”) dated August 15, 2008, with Mick Rynning to act as its Chief Executive Officer and President. As the Chief Executive Officer, Rynning will perform such duties customarily performed by the President and Chief Executive Officer and such other duties as reasonably requested by the Board of Directors of the Company (the “Board”). These duties will include, but are not limited to, signing SEC filings and certifications required by the Sarbanes-Oxley Act.

The term of Rynning’s Agreement shall continue on a year-to-year basis until terminated by either party upon sixty days prior written notice to the other party. The Company shall make monthly management fee payments of ten thousand dollars ($10,000) to Rynning, in arrears, on the 25th day of each month.  Rynning was issued five hundred thousand (500,000) restricted common shares as a non-refundable contract execution bonus. The Company has also granted Rynning a Stock Option. Rynning shall have an option to purchase, prior to January 1, 2010, up to one million (1,000,000) shares of Company’s Common Stock at an exercise price per share to be established by the Board. The Stock Option shall be formalized in a separate Option Agreement between Company and Rynning and the Stock Option shall be fully vested January 5, 2009.

In addition, Rynning shall be entitled to receive a bonus which shall be tied to any Acquisition Transactions completed by the Company during the Engagement.  “Acquisition Transaction” shall mean any acquisition of substantially all of the assets or equity of any operating multiple unit franchise business.

(i).  Upon the closing of an Acquisition Transaction where the acquired business operates within the United States and/or Canada, Rynning shall be entitled to receive a bonus of: (a) 500,000 restricted shares of the Company’s common stock; and (b) an option to purchase, prior to January 1, 2010, 500,000 shares of the Company’s common stock at an exercise price to be determined, on or before closing of the Acquisition Transaction by the Board. The Stock Option shall be formalized in a separate Option Agreement between Company and Rynning and the Stock Option shall be fully vested on closing of the Acquisition Transaction.

(ii). Upon the closing of an Acquisition Transaction outside of the United States and/or Canada, Rynning shall be entitled to receive a bonus of: (a) 500,000 restricted shares of the Company’s common stock; and (b) an option to purchase, prior to January 1, 2010, 500,000 shares of the Company’s common stock at an exercise price to be determined, on or before closing of the Acquisition Transaction, by the Board. The Stock Option shall be formalized in a separate Option Agreement between Company and Rynning and the Stock Option shall be fully vested on closing of the Acquisition Transaction.

Following is a brief background of Mr. Rynning’s business experience:

Mr. Rynning holds a Bachelor of Science degree in Management from Oklahoma City University, Oklahoma, 1983, as well as Certificate, Management 2000 Franchise Business School, Houston, Texas, 2001.  His past and current affiliations include: Executive Board Member, Fast Casual Magazine Executive Alliance, Speaker/Educational Panel Member, National Restaurant Association, International Franchise Association, National Coffee Association USA, and the Specialty Coffee Association of America.

Mr. Rynning was, from January 2007 to June 2008, the President of Ellianos Coffee Company based in Lake City, Florida. From 2004 to 2006, Mr. Rynning served as a Director of International Business Development for Church’s Chicken based in Atlanta, Georgia. Mr. Rynning’s other business and franchise experience includes working as both the National Franchise Manager and Georgia District Operations Manager for OneSource Franchise Systems of Atlanta, Georgia. Mr. Rynning has also worked as the Manager of International Franchise Administration for Atlanta-based AFC Enterprises, Inc., and working with the CEOs of AFC’s four subsidiary brands (Popeyes Chicken & Biscuits, Church's Chicken, Cinnabon, and Seattle's Best Coffee).

The summary of the Agreement entered into in connection with the engagement of Mick Rynning as set forth in this report on Form 8-K is qualified in its entirety by reference to the Agreement that is attached as an exhibit to this From 8-K.

There are no transactions between Mr. Rynning, and the Company since the beginning of the last fiscal year, or any currently proposed transaction, which would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Section 9 – Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits

Attached hereto as Exhibit 10.1 is the Management Engagement Agreement with Mick Rynning.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

GROWERS DIRECT COFFEE COMPANY, INC.

/S/ NEPAL MUHURI

Date:  August  21 , 2008

 Nepal Muhuri,

Chief Financial Officer